EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-6

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)
First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	December 20, 2007
Irving, Texas 75063

Credit Suisse Securities (USA) LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-6 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-143015). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2007-6 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the “Mortgage Pool”) of conventional, fixed rate, first lien, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of December 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $274,635,892 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original terms to maturity of each Mortgage Loan included in the Mortgage Pool shall be 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

Credit Suisse/First Horizon Underwriting Terms Agreement

				Required Ratings
Class	Class Principal Balance	Pass-Through Rate	Class Purchase Price Percentage	S&P	Fitch
Class A-1	$200,000,000	6.25%	99.718750000%	AAA	AAA

Class A-2	$54,800,000	6.25%	99.718750000%	AAA	AAA

Class-A-3	$9,639,900	6.25%	99.718750000%	AAA	AAA

Class A-R	$100	6.25%	99.718750000%	AAA	AAA

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Class	Credit Suisse Securities (USA) LLC
Class A-1	$200,000,000

Class A-2	$54,800,000

Class-A-3	$9,639,900

Class A-R	$100

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, December 28, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies (“S&P”) and Fitch Ratings, Inc. (“Fitch”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

Section 6. Amendment to Section 1(b) of the Underwriting Agreement : Solely with respect to the Offered Certificates, the definition of “Underwriter Information” in the second sentence of Section 1(b) of the Underwriting Agreement is hereby amended and restated in its entirety to read as follows:

Credit Suisse/First Horizon Underwriting Terms Agreement

“Underwriter Information” shall mean any information contained in or omitted from the portions of such Prospectus (or amendment or supplement thereto) set forth in the first sentence of the last paragraph of the cover page thereof and the second sentence of the first paragraph and the first sentence of the second paragraph, in each case, under the caption “Underwriting” therein, except, in each case, to the extent that such information relates to FTN Financial Securities Corp.

Section 7. Acknowledgement of Merger: The Underwriter hereby acknowledges that, effective May 31, 2007, First Horizon Home Loan Corporation merged with and into First Tennessee Bank National Association. All references in the Underwriting Agreement to First Horizon Home Loan Corporation shall be deemed to refer to First Horizon Home Loans, a division of First Tennessee Bank National Association, as successor by merger to First Horizon Home Loan Corporation.

Credit Suisse/First Horizon Underwriting Terms Agreement

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC, as Underwriter

By:
Name:
Title:

Credit Suisse/First Horizon Underwriting Terms Agreement

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
	Name:	Alfred Chang
	Title:	Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
	Name:	Alfred Chang
	Title:	Vice President

Credit Suisse/First Horizon Underwriting Terms Agreement